Filed pursuant to Rule 424(b)(3)

Registration Number 333-200458

Prospectus Supplement No. 7 (To Prospectus dated May 4, 2016)

1,543,391 Shares of Common Stock

VIVEVE MEDICAL, INC.

This Prospectus Supplement No. 7 (this “Prospectus Supplement”) supplements our Prospectus dated May 4, 2016 included in Post-Effective Amendment No. 2 to our Registration Statement on Form S-1, File No. 333-200458, filed with the Securities and Exchange Commission on May 2, 2016, as supplemented by Prospectus Supplement No. 1 dated May 20, 2016, Prospectus Supplement No. 2 dated May 20, 2016, Prospectus Supplement No. 3 dated June 28, 2016, Prospectus Supplement No. 4 dated June 28, 2016, Prospectus Supplement No. 5 dated July 12, 2016 and Prospectus Supplement No. 6 dated August 18, 2016 (collectively, the “Prospectus”), relating to the offer and sale of up to 1,543,391 shares of common stock, par value $0.0001 per share, of Viveve Medical, Inc., a Delaware corporation (the “Company,” “Viveve,” “us,” “our,” or “we”), by the selling stockholders identified on page 28 of the Prospectus.

We are not selling any securities under this Prospectus Supplement and the Prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in the Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this Prospectus Supplement and the Prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently quoted on The NASDAQ Capital Market under the symbol “VIVE.” On August 30, 2016, the last reported sale price of our common stock was $8.70.

 Recent Developments

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2016 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

An investment in our securities is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of information that you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus Supplement is August 31, 2016.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in the Prospectus, this Prospectus Supplement, and in any other accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in the Prospectus, this Prospectus Supplement or any other prospectus supplement is accurate as of any date other than the date on the front of such documents.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 24, 2016 (August 22, 2016)

VIVEVE MEDICAL, INC.

 (Exact name of registrant as specified in its charter)

Delaware	1-11388	04-3153858
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Commercial Street Sunnyvale, California	94086
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 530-1900

No change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On August 22, 2016, Viveve Medical, Inc. (the “Company”) held its 2016 Annual Meeting of Stockholders (the “Meeting”).  At the Meeting, the Company’s stockholders voted to: (1) elect seven directors to the Company’s board of directors (the “Board”); (2) approve the Viveve Medical, Inc. Amended and Restated 2013 Stock Option and Incentive Plan (the “Plan”); (3) ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and (4) approve the compensation of the named executive officers in a non-binding advisory vote.

The proposals were approved based on the voting results as follows:

Proposal 1: Elect Seven Directors to the Board.

Director	Votes For	Votes Withheld	Broker Non-Votes
Lori Bush	8,159,834	1,159	1,253,457
Daniel Janney	8,159,893	1,100	1,253,457
Debora Jorn	8,159,893	1,100	1,253,457
Arlene Morris	8,159,836	1,157	1,253,457
Jon Plexico	8,159,874	1,119	1,253,457
Patricia Scheller	8,159,837	1,156	1,253,457
Brigitte Smith	7,938,894	222,099	1,253,457

Proposal 2: Approve the Plan.

Votes For	Votes Against	Abstentions	Broker Non-Votes
7,747,470	411,766	1,757	1,253,457

Proposal 3: Ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Votes For	Votes Against	Abstentions
9,399,644	1,896	12,910

Proposal 4: Approve the compensation of the Company’s named executive officers in a non-binding advisory vote.

Votes For	Votes Against	Abstentions	Broker Non-Votes
8,151,903	6,931	2,159	1,253,457

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVEVE MEDICAL, INC.

Date: August 24, 2016	By:	/s/ Patricia Scheller
Name: Patricia Scheller Title: Chief Executive Officer